Exhibit 99.1

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 4:15 p.m. (ET) on April 24, 2013
Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Media Contact: Gail Petersen
973-948-1307, gail.petersen@selective.com

Selective Insurance Group Reports
First Quarter 2013 Earnings

Branchville, NJ – April 24, 2013 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the first quarter ended March 31, 2013. Net income per diluted share was $0.38 and operating income1 per diluted share was $0.36.  Included in the results was a one-time, after-tax charge of $2.2 million, or $0.04 per diluted share, for the redemption of the Company’s 7.5% junior subordinated notes.

“Market conditions improved in all areas of our insurance operations and I’m extremely confident about Selective’s positioning in the marketplace,” said Chairman, President and CEO Gregory E. Murphy. “Standard commercial lines represent 79% of all our premiums and renewal price increased 7.5% while maintaining solid retention at 83% -- another key measure of market stability.

“Overall net premiums written increased 7%. The statutory combined ratio improved 2.3 points to 96.8%, despite a pension curtailment charge of 1.3 points,” continued Murphy. “We have been achieving rate increases for the past 16 quarters using sophisticated underwriting tools to balance price and retention. As low interest rates continue to pressure investment yields, the industry is being forced to improve underwriting margins, mainly through price increases. We continue to make progress on our three-year profit improvement plan, which includes renewal price increases between 5-8% per year. We exceeded our 2012 pricing target, and for 2013 expect to meet our 7.6% target and maintain solid retention.

“Personal Lines continues to successfully execute on their profit improvement strategies, driven primarily by renewal price increases of 8.5% and strong retention of 87%. The statutory combined ratio was 92.4% with only 0.7 points of catastrophe losses and including the pension curtailment charge of 1.3 points,” said Murphy.

“We have maintained our conservative investment strategy. The quarter’s after-tax investment income was $25 million, flat compared to 2012, with higher alternative investment returns that were offset by lower yields on our fixed maturity securities,” concluded Murphy.

In February, Selective issued $185 million aggregate principal amount of 5.875% Senior Notes due 2043. The net proceeds from the offering were used to redeem the $100 million aggregate principal amount of Selective’s 7.5% Junior Subordinated Notes due 2066. The remaining proceeds were used for general corporate purposes including a capital contribution of $57 million to Selective’s insurance subsidiaries. As a result of the redemption of the 7.5% notes, as noted earlier, the Company was required to write-off the remaining capitalized debt issuance costs.

In addition, Selective amended the Company’s pension plan to curtail benefits effective March 31, 2016.  As a result, the statutory combined ratio for the first quarter includes a $5.8 million curtailment charge, or 1.3 points. The statutory expense ratio in the quarter reflects $4.5 million, or 1.0 points, of the curtailment charge with the remaining $1.3 million balance in allocated loss and loss adjustment expenses. The curtailment did not impact the GAAP combined ratio; however, it resulted in an after-tax increase to equity of $29 million, or $0.52 per share.

Selective’s first quarter 2013 highlights compared to first quarter 2012:
-	Net income was $21.3 million, or $0.38 per diluted share, compared to $18.1 million, or $0.33 in 2012;
-	Operating income1 was $20.1 million, or $0.36 per diluted share, compared to operating income1 of $15.3 million, or $0.28 in 2012;
-	Long-term employee compensation expense increased $2.1 million, after tax, or $0.04 per diluted share, related to the increase in stock price;
-	Combined ratio: GAAP: 97.1% compared to 100.4% in 2012; Statutory: 96.8% (including pension curtailment charge of 1.3 points) compared to 99.1% in 2012;
-	Total net premiums written (NPW) were up 7% to $450.1 million:
o	Standard Commercial Lines NPW were $353.2 million;
o	Standard Personal Lines NPW were $68.6 million;
o	Excess and Surplus Lines NPW were $28.4 million;
-	Catastrophe losses were $1.6 million, pre-tax; compared to $6.9 million;
-	Favorable prior year statutory reserve development on our casualty lines totaled $2 million compared to $3 million in 2012;
-	Net investment income, after tax, remained flat at $24.8 million; and
-	Total revenue was $459.9 million compared to $419.3 million.

Balance Sheet and Guidance
At March 31, 2013, Selective’s assets were $6.3 billion and the investment portfolio was $4.4 billion. Statutory surplus was up 10% to $1.2 billion compared to December 31, 2012. Stockholders’ equity was $1.1 billion. Book value per share increased in the quarter to $20.46 due to the aforementioned $0.52 after-tax pension curtailment benefit and $0.38 in net income.

Selective’s Board of Directors declared a $0.13 per share quarterly cash dividend on common stock payable June 3, 2013 to stockholders of record as of May 15, 2013.

Selective expects to generate a 2013 full year statutory combined ratio of 96%, excluding catastrophes and any additional prior year development either favorable or unfavorable. Selective currently estimates catastrophe losses will add three points to that ratio. In addition, investment income will be approximately $90-$95 million after tax and weighted average shares at year end 2013 are anticipated to be approximately 56 million.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investor Relations’ page of Selective’s public website at www.selective.com. Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on April 25, 2013 at www.selective.com. The webcast will be available for rebroadcast until the close of business on May 25, 2013.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.selective.com.

Forward-Looking Statements
In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements.  These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology. These statements are only predictions, and we can give no assurance that such expectations will prove to be correct.  We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:
•	difficult conditions in global capital markets and the economy;
•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and therefore statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;
•
the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;

•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•
other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time-to-time. We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investor Relations’ section of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

1Operating income differs from net income by the exclusion of realized gains or losses on investments and the results of discontinued operations. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings and the results of discontinued operations, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures
(in thousands, except per share data)
3 months ended March 31:	2013	2012
Net premiums written	$450,124	420,172
Net premiums earned	420,940	378,829
Net investment income earned	32,870	32,628
Net realized gains	3,355	4,358
Total revenues	459,949	419,348

Operating income	20,124	15,260
Capital gains, net of tax	2,181	2,833
Loss on discontinued operations	(997)	-
Net income	$21,308	18,093

Statutory combined ratio	96.8%	99.1%
Statutory combined ratio, excluding catastrophe losses	96.4%	97.3%
GAAP combined ratio	97.1%	100.4%

Operating income per diluted share	$0.36	0.28
Net income per diluted share	0.38	0.33
Weighted average diluted shares	56,455	55,605
Book value per share	$20.46	19.76

*All amounts included in this release exclude intercompany transactions.